Exhibit 99.1

One Franklin Plaza

Burlington, NJ 08016-4907

(609) 386-2500

FOR IMMEDIATE RELEASE

CONTACT:	Arnold D. Levitt
Senior Vice President
Chief Financial Officer
(609) 386-2500

FRANKLIN ELECTRONIC PUBLISHERS REPORTS

PROFITABLE YEAR END RESULTS

Burlington, New Jersey – May 18, 2004 – Franklin Electronic Publishers, Inc. (AMEX:FEP) reported a twenty-five percent increase in pre-tax income to $1,811,000 for the fiscal year ended March 31, 2004 compared with pre-tax income of $1,448,000 in the prior year. The increase resulted primarily from improved gross margins and lower interest expense. Net income for the current year was $1,652,000, or $.15 per share, after preferred stock dividends compared with net income of $2,301,000, or $.24 per share, after preferred stock dividends in the prior year. The prior year’s results included a $966,000 ($.12 per share) refund of income taxes from a previous year. Sales for the 2004 fiscal year were $61,836,000 compared with $65,592,000 last year.

The Company reported a loss for its fourth fiscal quarter of $763,000, or $.10 per common share, compared with a loss in the same period last year of $1,943,000, or $.24 per common share. For the three months ended March 31, 2004 sales were $12,309,000 compared with $9,257,000 in the same period last year.

Barry Lipsky, President & CEO of the Company said “I am quite pleased that our pre-tax income increased by 25% this year, our second consecutive year with a significant increase in pre-tax income. I expect the favorable year to year trend in our pre-tax income to continue during fiscal 2005. The favorable sales trend, which began in our third fiscal quarter, is also expected to continue in fiscal 2005. Sales should be helped by broader distribution of some of our higher end and higher margin SKU’s, the addition of new retail outlets, and the introduction of a new line of reference devices in the second half of fiscal 2005. I look forward to another profitable year.”

Mr. Lipsky added “We continued to strengthen our balance sheet during the year and reduced our borrowings from $6,134M on March 31, 2003 to $2,375M at the end of March 2004.”

Franklin Electronic Publishers (AMEX:FEP) is the worldwide leader in handheld information, having sold more than 32,000,000 electronic books. Current titles available directly or through partners number more than 17,000 in sixteen languages under license from world class publishers, such as Merriam-Webster and HarperCollins, focused in five genres: Learning, Language Learning, Travel, Spiritual, and Leisure. The Company also licenses its underlying technology to an array of partners

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including Adobe, Ademco (a division of Honeywell), Macromedia, and Mobile Digital Media (formerly a division of Palm). Franklin distributes ROLODEX® Electronics branded organizers worldwide and SEIKO® branded reference products in North and South America. Products are available at 45,000 retail outlets worldwide, through catalogs, and online at http://www.franklin.com. International sales are concentrated in Europe, Canada, Australia, and Mexico.

ROLODEX® is a registered trademark of Beryl Corporation, a subsidiary of Newell Rubbermaid Inc.

Except for the historical information contained herein, the matters discussed throughout this release, including, but not limited to, those that are stated as Franklin’s belief or expectation or preceded by the word “should” are forward looking statements that involve risks to and uncertainties in Franklin’s business, including, among other things, the timely availability and acceptance of new electronic books and organizers, changes in technology, the impact of competitive electronic products, the management of inventories, Franklin’s dependence on third party component suppliers and manufacturers, including those that provide Franklin-specific parts, and other risks and uncertainties that may be detailed from time to time in Franklin’s reports filed with the Securities and Exchange Commission.

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FRANKLIN ELECTRONIC PUBLISHERS, INC.

(In thousands except per share data)

	Twelve Months Ended March 31,
	2004	2003
Sales	$61,836	$65,592
Gross Margin	29,530	29,629
Pre Tax Income	1,811	1,448
Net Income	1,652	2,301
Preferred Stock Dividend	426	386
Income Applicable to Common Stock	1,226	1,915
Income Per Common Share
Basic	$0.15	$0.24
Diluted	$0.15	$0.23

Weighted Average Common Shares
Basic	7,970	7,947
Diluted	8,355	8,178

	Three Months Ended March 31,
	2004	2003
Sales	$12,309	$9,257
Gross Margin	5,777	4,267
Pre Tax Income	(567)	(1,830)
Net Income	(763)	(1,943)
Preferred Stock Dividend
Income Applicable to Common Stock	(763)	(1,943)
Income Per Common Share
Basic	$(0.10)	$(0.24)
Diluted	$(0.10)	$(0.24)

Weighted Average Common Shares
Basic	7,981	7,946
Diluted	7,981	7,946

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